SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                               (Amendment No. __)

   Filed by the Registrant [X]
   Filed by a Party other than the Registrant [  ]

   Check the appropriate box:

   [  ] Preliminary Proxy Statement             [  ] Confidential, for Use of
                                                     the Commission Only
   [  ] Definitive Proxy Statement                   (as permitted by Rule
                                                     14a-6(e)(2))
   [X]  Definitive Additional Materials
   [  ] Soliciting Material Pursuant to Section  240.14a-11(c) or Section
        240.14a-12

                               WPL HOLDINGS, INC.
                (Name of Registrant as Specified in its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

   Payment of Filing Fee (Check the appropriate box):

   [  ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
        or Item 22(a)(2) of Schedule 14A.

   [  ] $500 per each party to the controversy pursuant to Exchange Act Rule
        14a-6(i)(3).

   [  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
        11.

        1)   Title of each class of securities to which transaction applies:


        2)   Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        4)   Proposed maximum aggregate value of transaction:

        5)   Total fee paid:

   [  ] Fee paid previously with preliminary materials.

   [X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)   Amount Previously Paid:  $453,367

        2) Form, Schedule or Registration Statement No.: Preliminary proxy materials of WPL Holdings, Inc., IES Industries Inc. and Interstate Power Company and Joint Registration Statement on Form S-4 of WPL Holdings, Inc. and Interstate Power Company (Registration No. 333-07931).

        3) Filing Party: WPL Holdings, Inc., IES Industries Inc. and Interstate Power Company.

        4)   Date Filed:  January 18, 1996 and July 11, 1996.

   [The following press release was distributed to state, regional and national financial and business media by WPL Holdings, Inc. on August 16, 1996]

   WPL Holdings, Inc. NEWS
   222 W. Washington Avenue -- P.O. Box 2568
   Madison, WI   53701-2568      608/252-4888


   FYI:      THE FOLLOWING NEWS RELEASE IS BEING DISTRIBUTED THIS MORINING TO
   STATE, REGIONAL AND NATIONAL FINANCIAL AND BUSINESS MEDIA. SHOULD YOU HAVE QUESTIONS REGARDING THIS ANNOUNCEMENT, PLEASE CALL BOB RUSCH, ASSISTANT TREASURER, AT WISCONSIN POWER AND LIGHT AT (608) 252-3470


                                                For more information, contact
                                   WPL Holdings: Pat McMahan @ (608) 252-3186


   WPL HOLDINGS, IES INDUSTRIES AND INTERSTATE POWER CO. ANNOUNCE NEW EXCHANGE RATIO FOR IES COMMON STOCK

        MADISON, Wis. -- Aug.16, 1996 -- WPL Holdings, Inc., IES Industries Inc. and Interstate Power Co., today announced that they have agreed on a new exchange ratio for IES, given the strategic value of their unprecedented three-way merger to customers, shareowners and employees. If approved, the three utility companies would combine as Interstate Energy Corp.

        The agreement on a new exchange ratio for IES, which all three boards of directors are recommending that shareowners approve, was announced following a decision by the IES Board of Directors to reject a recent unsolicited offer for IES by
   MidAmerican Energy Co.

        Under terms of the agreement, holders of IES Industries common stock will receive 1.14 shares of Interstate Energy Corp. common stock for each share of IES stock they own. Under the previous terms of the merger agreement, holders of IES common stock would have received 1.01 shares of Interstate Energy Corp. common stock for each share of IES stock.

        Holders of Interstate Power common stock will continue to receive
   1.11 shares of Interstate Energy Corp. common stock for each share of Interstate Power stock they own. WPL shares, meanwhile, will remain outstanding as an identical number of shares in Interstate Energy Corp.

        Erroll B. Davis Jr., president and CEO of WPL Holdings, said all three Interstate Energy partners believe the strategic value of the three-way combination justifies the new exchange ratio.

        "Unequivocally, the strategic value of our three-way merger for our customers, shareowners and employees is even stronger today than it was when we announced the merger agreement nine months ago," he said. "The new exchange ratio reflects a commitment to the strategic value of this unprecedented three-way alliance."

        According to Davis, the continuing proliferation of merger agreements in the electric-utility industry only confirms the inevitability of a more competitive energy marketplace.

        "Utility companies are not looking for strategic partners merely to get bigger," Davis said. "Strategic alliances such as ours are merely a means, not an end, toward developing and marketing the array of energy products and services customers will demand once competition is injected into the electric-utility industry."

        Davis also cited the benefits to customers and shareowners that are projected to accrue from approximately $749 million in operational savings over 10 years as a result of the three-way merger. Most of the savings will be achieved through greater economies of scale and the elimination of duplicated functions.

        "As a more cost-effective business, Interstate Energy Corp. will enable us to maintain low energy rates and high-quality customer service for more than 1 million energy customers in a four-state region," Davis said.

        The annual meetings of shareowners of WPL Holdings, IES and Interstate Power remain scheduled for Thursday, Sept. 5, beginning at 10 a.m., with the WPL Holdings annual meeting to take place at the Dane County Exposition Center in Madison. In the very near future, WPL Holdings shareowners will receive supplemental proxy materials describing the new stock exchange ratio.

        WPL Holdings, IES Industries and Interstate Power announced the three-way merger agreement on Nov. 11, 1995. If the merger is approved by shareowners and regulatory authorities, Interstate Energy Corp. would serve approximately 870,000 electric and 360,000 natural gas customers in Wisconsin, Iowa, Minnesota and Illinois.

                                     --30--

   [The following is the statement of Erroll B. Davis, Jr., President and Chief Executive Officer of WPL Holdings, Inc., at the August 16, 1996 financial analyst conference and/or press conference]


   STATEMENT FOR ERROLL DAVIS AT AUGUST 16 FINANCIAL ANALYST CONFERENCE AND/OR PRESS CONFERENCE

   Thank you very much, Lee.

   For the record, my name is Erroll Davis and I am president and CEO of WPL Holdings, Inc.

   (As Lee Liu and Mike Chase have said), we are announcing the new stock-exchange ratio today because the strategic value of our three-way merger is even more critical now than it was when we announced the original merger agreement nine months ago.

   The recent proliferation of utility-industry mergers during the last several months only verifies the increasing appeal of strategic alliances.

   In the face of an increasingly competitive energy marketplace, the combination of our three companies will clearly position Interstate Energy Corporation far ahead of where any one of us might emerge as a stand-alone utility.

   Clearly, Interstate Energy Corporation will operate more cost-effectively because of the considerable operational savings we will capture through a merger.

   Over a ten-year period, it is projected that the three companies will save about $749 million through greater economies of scale and the elimination of duplicated functions.

   At the same time, however, none of us believe we can cost-cut our way to long-term success.

   To emerge as a winning player over the long haul, we must meet our customers needs -- needs they have today and needs they may not even know they will have tomorrow.

   From this perspective, the creation of Interstate Energy Corporation will provide us with a customer base large enough to develop and market the very energy products and services it will take to satisfy the ever-changing demands of our customers.

                                       ###

   [The following key talking points script was or will be used by Erroll B. Davis, Jr., President and Chief Executive Officer of WPL Holdings, Inc., and other WPL Holdings, Inc. personnel]


                            KEY TALKING POINTS

   --THIS IS A VERY GOOD DEAL FOR WPLH, IES AND IPC CUSTOMERS, SHAREOWNERS AND EMPLOYEES. ALL STAKEHOLDERS BENEFIT FAR MORE BY COMBINING AS INTERSTATE ENERGY CORP THAN BY REMAINING AS THREE STAND-ALONE COMPANIES.

   --THIS DEAL REFLECTS A SOLID COMMITMENT BY ALL THREE COMPANIES TO THE LONG-TERM STRATEGIC VALUE OF INTERSTATE ENERGY CORP. THAT STRATEGIC VALUE IS EVEN MORE CRITICAL TODAY THAN WHEN THE MERGER WAS ANNOUNCED NINE MONTHS AGO.

   --THE RECENT PROLIFERATION OF UTILITY-INDUSTRY MERGERS ONLY VERIFIES THE INCREASING APPEAL OF STRATEGIC ALLIANCES.

   --WPL HOLDINGS IS NOT MORTGAGING AWAY ITS FUTURE TO PRESERVE THE INTERSTATE ENERGY CORP. MERGER.

   --WPL HOLDINGS APPROACHES THIS TRANSACTION FROM A POSITION OF FINANCIAL STRENGTH. COMMON STOCK DIVIDENDS HAVE INCREASED EACH YEAR SINCE 1973. SHAREOWNERS HAVE RECEIVED DIVIDENDS FOR 202 CONSECUTIVE QUARTERS, DATING BACK TO 1946. MOREOVER, WPLH HAS A DOUBLE-A (AA) DEBT RATING FROM STANDARD AND POOR'S.

   --STOCK-EXCHANGE RATIO WAS CHANGED FOR IES SHAREOWNERS, WHO WILL RECEIVE 1.14, RATHER THAN 1.01 SHARES OF INTERSTATE ENERGY CORP. STOCK.

   --IMPACT OF NEW EXCHANGE RATIO ON IES SHARES:
         --AMOUNTS TO APPROXIMATELY $36 INSTEAD OF $32 (OLD RATIO)

   --IMPACT OF NEW EXCHANGE RATIO ON IES DIVIDENDS
         --OWNER OF 100 IES SHARES WOULD EARN $224 IN ANNUAL
   DIVIDEND INCOME INSTEAD OF $199 (OLD RATIO)

   --ANNUAL MEETINGS REMAIN SCHEDULED FOR THURSDAY, SEPT. 5

   --SHAREOWNERS WILL RECEIVE SUPPLEMENTAL PROXY MATERIALS SHORTLY

   [The following document is being used by executive officers and other personnel of WPL Holdings, Inc. to respond to financial analyst questions]


                Proposed Financial Analyst Questions and Answers

   In terms of value, how does the new agreed upon stock exchange ratio compare with the previous exchange ratio offered to each shareholder of IES Industries?

   Under the terms of the new agreement reached among IES Industries Inc.
   (IES), WPL Holdings, Inc. (WPH) and Interstate Power Company, holders of IES would receive 1.14 shares of Interstate Energy Corporation (IEC) stock for each share of IES. The terms of the merger agreement continue to provide for WPH to be renamed Interstate Energy Corporation The previous merger terms provided for 1.01 shares of IEC stock for each share of IES held. Based upon WPL Holdings closing stock price of $31.625 on August 14, 1996, each share of IES would be worth $36 as compared to the previous value of $32 based on the August 14, 1996 closing share price.


   Will there be any changes in the regulatory approval process due to this new exchange ratio offer?

   No. We will continue to need the approvals of the four state commissions in which we will do business, the three companies' shareholder groups, FERC, NRC, and the SEC.


   Why did IES reject the recent unsolicited offer for IES by MidAmerican Energy Co.?

   This was a decision of the IES Board of Directors based on the exercise of the Board's fiduciary duties.


   In the event MidAmerican increases its unsolicited offer for IES, what will be the response of the three companies currently involved in the proposed Interstate Energy Corporation transaction?

   It is not possible to provide a precise response. We believe the transaction currently proposed which reflects the new exchange ratio for IES shares represents excellent long-term value for current IES shareholders. In addition, we believe that MidAmerican's bid is questionable given their current financial position, the additional debt they will assume as well as asset sales they project to finance their proposed unsolicited offer to purchase IES.


   What will be the earnings per share impact on WPH of this new exchange ratio?

   We believe the impact will be slightly dilutive in the first year and accretive in subsequent years for WPH.

   [The following document is being used by executive officers and customer service personnel of WPL Holdings, Inc. to respond to questions]


             Q&A for Executive Group and Customer Service Center

   Q:  What's the news?

   On August 5, MidAmerican Energy Company of Des Moines, Iowa announced an unsolicited bid to acquire IES Industries, one of the two Iowa utility companies WPL Holdings is planning to merge with under the new name of Interstate Energy Corp.

   Since then, the IES Board of Directors rejected MidAmerican's offer.

   On August 16, WPL Holdings, IES Industries and Interstate Power Company announced a new stock-exchange ratio for IES to enhance the likelihood that the three-way merger will be completed.

   Q: How is the stock-exchange ratio being changed?

   Under the terms of the new agreement, holders of IES Industries common stock would receive 1.14 shares of Interstate Energy Corp. common stock for each share of IES Industries stock they own. Under the previous terms of the merger agreement, holders of IES common stock would have received
   1.01 shares of Interstate Energy Corp. common stock for each share of IES stock.

   Q:  Who does the new stock-exchange ratio apply to?

   The new exchange ratio only applies to IES shareowners. Shareowners of Interstate Power Co. will still receive 1.11 shares of Interstate Energy Corp. common stock for each share of Interstate Power stock, while WPL Holdings shares will remain outstanding as an identical number of Interstate Energy Corp. shares.


   Q:  What is the value of the new exchange ratio to IES shareowners?

   The new exchange ratio translates into a value of approximately $36.05 per IES share, based on the Aug. 14 WPL Holdings closing price of $31 5/8.
   The value to IES shareowners is affected by the WPL Holdings stock price because the merger agreement calls for WPL Holdings shares to be issued in the merger. WPL Holdings will be renamed as Interstate Energy Corporation at the time of the merger.

   Q:  Why was the stock-exchange ratio changed?

   WPL Holdings, Inc., IES Industries Inc. and Interstate Power Co. are committed to achieving the strategic value that would be gained by combining as Interstate Energy Corp. As a result of a decision by the IES Industries Board of Directors to reject a recent unsolicited offer of IES by MidAmerican Energy, WPL Holdings, IES Industries and Interstate Power then agreed to the new exchange ratio.


   Q:  Is WPL Holdings approaching this matter from a position of strength?

   WPL Holdings is bolstered by a long history of financial strength. Common stock dividends have been increased each year since 1973, while shareowners have experienced an uninterrupted stream of dividends over the past 202 consecutive quarters, dating back to 1946. Moreover, WPLH has received a debt rating of AA each year since 1990 from Standard & Poor's.


   Q: What impact will the new exchange ratio have on dividends for IES shareowners?

   IES common stock currently pays an annual dividend rate of $2.10 a share.

   Accordingly, a holder of 100 IES shares currently earns $210 in dividend income each year. Under the terms of the new exchange ratio, IES shareowners would earn $224.58 in annual dividends from Interstate Energy Corp. Under the terms of the previous merger agreement, IES shareowners would have earned $198.97 in dividend income from Interstate Energy Corp.

   Q: Will the 1996 WPL Holdings annual meeting still take place as scheduled on September 5?

   The 1996 WPL Holdings annual meeting will be held as scheduled on Thursday, Sept. 5 at the Dane County Exposition Center in Madison. All WPL Holdings shareowners will soon receive supplemental proxy materials reflecting the new stock-change ratio.

   Q:  Who can customers call with further questions?

   Bob Rusch, assistant treasurer, at extension 3470 or Shareowner Services at extension 3110.

   [The following is the voice-mail message Erroll B. Davis, Jr., President and Chief Executive Officer of WPL Holdings, Inc., broadcast to all WPL Holdings, Inc. employees on August 16, 1996]

              VOICE-MAIL MESSAGE FROM ERROLL DAVIS -- AUG. 16, 1996

                        TRANSMITTED TO ALL WPLH EMPLOYEES


   This is Erroll Davis with a message to all WPL Holdings employees.

   You will also receive a News Bulletin later today that explains in greater detail the information I am about to share with you.

   As follow-up to the voice-mail I left you a few days ago, I am pleased to report that WPL Holdings, IES Industries and Interstate Power Company are announcing this morning what we believe to be a very positive step with respect to our three-way merger agreement.

   Given the strategic value of our unprecedented three-way alliance to our customers, shareowners and employees, a new stock-exchange ratio for IES has been agreed upon by the three utility companies and ratified by the three boards of directors.

   This agreement, which must be approved by all three sets of shareowners, follows a decision by the IES Industries Board of Directors to reject the recent unsolicited offer for IES by MidAmerican Energy Company.

   Under the terms of our new agreement, shareowners of IES Industries will receive 1.14, rather than 1.01 shares of Interstate Energy Corp. common stock for every share they currently own of IES Industries.

   This new exchange ratio only applies to IES shareowners. As has been the case all along, each share of WPL Holdings common stock will remain outstanding as one share of Interstate Energy Corporation stock after the merger.

   While the new exchange ratio reflects an increased contribution to the deal on the part of WPL Holdings, please rest assured that we did not mortgage away the future of this company to preserve our merger with IES and Interstate Power.

   We did, however, take this action because the strategic value of our three-way merger is even more critical today than it was when we announced the original merger agreement nine months ago. The recent proliferation of utility-industry mergers during the last few months only verifies the increasing appeal of strategic alliances

   In the face of an increasingly competitive energy marketplace, the combination of our three companies will clearly position Interstate Energy Corporation far ahead of where any one of us might emerge as a stand-alone utility.

   Clearly, Interstate Energy Corporation will operate more cost-effectively because of the considerable operational savings we will capture through a merger.

   Over a ten-year period, it is projected that the three companies will save about $749 million through greater economies of scale and the elimination of duplicated functions.

   At the same time, however, we cannot cost-cut our way to long-term success.

   To emerge as a winning player over the long haul, we must meet our customers needs -- needs they have today and needs they may not even know they will have tomorrow.

   From this perspective, the creation of Interstate Energy Corporation will provide us with a customer base large enough to develop and market the very energy products and services it will take to satisfy the ever-changing demands of our customers.

   Again, let me be the first to acknowledge the occasional discomfort that comes with the constant beat of change.

   Despite a few bumps we may encounter along the ride, please be assured that your board of directors and senior management are taking every step to ensure the long-term viability and competitive position of WPL Holdings.

   As more information becomes available, we will be sharing it with you. In the meantime, please feel free to call the Interstate Energy Corporation Merger Hotline at 1-800-818-2041 with any questions you may have.

   Thank you very much and have a good day.

                                       ###

   [The following announcement is being used on the WPL Holdings, Inc. customer service center recording]

   ANNOUNCEMENT FOR CUSTOMER SERVICE CENTER RECORDING

   On Friday, August 16, an announcement was made regarding the proposed merger between WPL Holdings and two Iowa utility companies, IES Industries of Cedar Rapids and Interstate Power Company of Dubuque.

   To capture the strategic value that will be achieved through this three-way merger, the three companies made a change to the IES stock-exchange ratio that would be used for the issuance of stock in the combined holding company to be known as Interstate Energy Corporation.

   As a result of the August 16 announcement, holders of IES Industries common stock would receive 1.14, rather than 1.01 shares of Interstate Energy Corporation once the merger is completed.

   This new stock-exchange ratio would not apply to shareowners of WPL Holdings or Interstate Power Company.

   As provided by the original merger agreement, each share of WPL Holdings common stock would remain outstanding as one share of Interstate Energy Corporation common stock following the merger.

   Erroll Davis, president and CEO of WPL Holdings, said the new stock-exchange ratio reflects a commitment to the strategic value of the three-way alliance with IES Industries and Interstate Power Company.

   "Unequivocally," said Mr. Davis, "the strategic value of merger for our customers, shareowners and employees is even more critical today than it was when we announced the merger agreement nine months ago. The recent proliferation of utility-industry mergers over the last few months alone only verifies the increasing appeal of strategic alliances."

   Mr. Davis also said that the three-way merger will result in a more cost-effective company that will provide customers will high-quality service at low rates.

   Shareowners of WPL Holdings will be sent more information about the new stock-exchange ratio. This information will help shareowners cast their proxy card ballots in a timely manner before the September 5 annual meeting scheduled to begin at 10 a.m. at the Dane County Exposition Center in Madison.

   If you have specific questions about this announcement or other shareowner concerns, please call the toll-free WPL Holdings Shareowner Services line at 1-800-356-5343. If you have other customer service issues, please press __. You may repeat this message by pressing ___. If you are using a rotary dial phone, please stay on the line for more assistance.

   [The following News Bulletin was sent to all WPL Holdings, Inc. employees on August 16, 1996]






                               WPLH NEWS BULLETIN



                            PRINT ON GRAY LETTERHEAD

                      AND DISTRIBUTE TO EVERY EMPLOYEE ASAP






             Any Questions Contact:   Renee Braun

                                      Corporate Communications Dept.

                                      Ext. 3182

                                                              August 16, 1996

   WPL HOLDINGS, IES INDUSTRIES AND INTERSTATE POWER CO. ANNOUNCE NEW EXCHANGE RATIO FOR IES COMMON STOCK

        WPL Holdings, Inc., IES Industries Inc. and Interstate Power Co., today announced that they have agreed on a new exchange ratio for IES, given the strategic value of their unprecedented three-way merger to customers, shareowners and employees. If approved, the three utility companies would combine as Interstate Energy Corp.

        The agreement on a new exchange ratio for IES, which all three boards of directors are recommending that shareowners approve, was announced following a decision by the IES Board of Directors to reject a recent unsolicited offer for IES by MidAmerican Energy Co.

        Under terms of the agreement, holders of IES Industries common stock will receive 1.14 shares of Interstate Energy Corp. common stock for each share of IES stock they own. Under the previous terms of the merger agreement, holders of IES common stock would have received 1.01 shares of Interstate Energy Corp. common stock for each share of IES stock. Holders of Interstate Power common stock will continue to receive 1.11 shares of Interstate Energy Corp. common stock for each share of Interstate Power stock they own. WPL shares, meanwhile, will remain outstanding as an identical number of shares in Interstate Energy Corp.

        Erroll B. Davis Jr., president and CEO of WPL Holdings, said all three Interstate Energy partners believe the strategic value of the three-way combination justifies the new exchange ratio.

        "Unequivocally, the strategic value of our three-way merger for our customers, shareowners and employees is even stronger today than it was when we announced the merger agreement nine months ago," he said. "The new exchange ratio reflects a commitment to the strategic value of this unprecedented three-way alliance."

        According to Davis, the continuing proliferation of merger agreements in the electric-utility industry only confirms the inevitability of a more competitive energy marketplace.

        "Utility companies are not looking for strategic partners merely to get bigger," Davis said. "Strategic alliances such as ours are merely a means, not an end, toward developing and marketing the array of energy products and services customers will demand once competition is injected into the electric-utility industry."

                                     (over)

        Davis also cited the benefits to customers and shareowners that are projected to accrue from approximately $749 million in operational savings over 10 years as a result of the three-way merger. Most of the savings will be achieved through greater economies of scale and the elimination of duplicated functions.

        "As a more cost-effective business, Interstate Energy Corp. will enable us to maintain low energy rates and high-quality customer service for more than 1 million energy customers in a four-state region," Davis said.

        The annual meetings of shareowners of WPL Holdings, IES and Interstate Power remain scheduled for Thursday, Sept. 5, beginning at 10 a.m., with the WPL Holdings annual meeting to take place at the Dane County Exposition Center in Madison. In the very near future, WPL Holdings shareowners will receive supplemental proxy materials describing the new stock exchange ratio.

        WPL Holdings, IES Industries and Interstate Power announced the three-way merger agreement on Nov. 11, 1995. If the merger is approved by shareowners and regulatory authorities, Interstate Energy Corp. would serve approximately 870,000 electric and 360,000 natural gas customers in Wisconsin, Iowa, Minnesota and Illinois.


   ATTACHMENT (2):     Fact sheet on new exchange ratio
                       IES Press Release

   WPL HOLDINGS, INC., IES INDUSTRIES INC. AND INTERSTATE POWER CO. ANNOUNCE NEW EXCHANGE RATIO FOR IES COMMON STOCK

                                    KEY FACTS

                            HOW THE RATIO IS CHANGED

   Under the terms of the revised agreement, holders of IES Industries common stock would receive 1.14 shares of Interstate Energy Corp. common stock for each share of IES Industries stock they own. Under the previous terms of the merger agreement, holders of IES common stock would have received
   1.01 shares of Interstate Energy Corp. common stock for each share of IES stock.

   The new exchange ratio only applies to IES shareowners. Shareowners of Interstate Power Co. will still receive 1.11 shares of Interstate Energy Corp. common stock for each share of Interstate Power stock, while WPL Holdings shares will remain outstanding as an identical number of Interstate Energy Corp. shares.

                            IMPACT ON IES SHAREOWNERS

   Under the terms of the revised Interstate Energy Corp. merger agreement, IES shareowners will receive 1.14 shares of Interstate Energy Corp. common stock for each share of IES common stock. The new exchange ratio translates into a value of approximately $36.05 per IES share, based on the Aug. 14 WPL Holdings closing price of $31 5/8.

                            WHY THE RATIO WAS CHANGED

   WPL Holdings, Inc., IES Industries Inc. and Interstate Power Co. are committed to achieving the strategic value that would be gained by combining as Interstate Energy Corp. As a result of a decision by the IES Industries Board of Directors to reject a recent unsolicited offer of IES by MidAmerican Energy, WPL Holdings, IES Industries and Interstate Power then agreed to the new exchange ratio.

                                 DIVIDEND IMPACT

   IES common stock currently pays an annual dividend rate of $2.10 a share.

   Accordingly, a holder of 100 IES shares currently earns $210 in dividend income each year. Under the terms of the new exchange ratio, IES shareowners would earn $224.58 in annual dividends from Interstate Energy Corp. Under the terms of the prior IES exchange ratio, IES shareowners would have earned $198.97 in dividend income from Interstate Energy Corp.

                            WPLH's FINANCIAL STRENGTH

   WPL Holdings is bolstered by a long history of financial strength. Common stock dividends have been increased each year since 1973, while shareowners have experienced an uninterrupted stream of dividends over the past 202 consecutive quarters, dating back to 1946. Moreover, WPLH has received a debt rating of AA each year since 1990 from Standard & Poor's.

             WPLH, IES AND IPC ANNUAL MEETINGS STILL ON FOR SEPT. 5

   The 1996 annual shareowners meetings for WPL Holdings, IES Industries and Interstate Power Co. will be held as scheduled on Thursday, Sept. 5 beginning at 10 a.m. The WPL Holdings annual meeting will take place at the Dane County Exposition Center in Madison. Shareowners will receive supplemental proxy materials reflecting the new stock-change ratio in the near future. Shareowners will have enough time to vote on the restructured merger agreement before the Sept. 5 annual meetings.

   For Release:  August 16, 1996

   Contact:     Diane Ramsey (Media)     Denny Vass (Financial)
                (319) 398-7288           (319) 398-4475


                  IES INDUSTRIES BOARD APPROVES REVISED MERGER
                AGREEMENT WITH WPL HOLDINGS AND INTERSTATE POWER

                Rejects MidAmerican's Hostile Takeover Proposal;
                        Calls Unsolicited Bid "Inferior"



        CEDAR RAPIDS, IOWA - IES Industries Inc. (NYSE: IES) announced today that its Board of Directors unanimously approved revised terms of a merger agreement with WPL Holdings, Inc. (WPLH) of Madison, Wisconsin, and Interstate Power Company (IPC) of Dubuque, Iowa, to form a new regional powerhouse, Interstate Energy Corporation. Under the terms of the revised agreement, which was also unanimously approved by the directors present at the Board meetings of WPLH and IPC, each share of IES common stock will be converted into 1.14 shares of Interstate Energy common stock. Based on the closing price of WPLH common stock on August 15, 1996, each share of IES common stock is valued at $36.20 per share, under the new terms. In addition, based on WPL's current dividend rate, it is anticipated that, under the new terms, IES shareholders will receive an initial annual cash dividend of at least $2.25 for each share of IES common stock now held.

        Under the former agreement, each IES common share was to be converted into 1.01 shares of Interstate Energy common stock.

        Under the revised agreement, each share of IPC common stock will be exchanged for 1.11 shares of Interstate Energy common stock and owners of WPL Holdings common stock will retain the same number of shares of common stock they currently own, and those shares will be converted into Interstate Energy common stock.

        The IES Board also unanimously rejected the hostile takeover proposal from MidAmerican Energy Co. of Des Moines, Iowa, concluding that it is inferior to the terms of the revised Interstate Energy merger agreement and is not in the best interests of IES shareholders. The Board also viewed with concern the impact of the proposed MidAmerican transaction on customers, employees and the communities IES has served for more than 100 years. In addition, the Board received an opinion from its financial advisor, Morgan Stanley & Company, that the revised exchange ratio is fair to the shareholders of IES common stock from a financial point of view.

        Lee Liu, IES Industries Chairman of the Board, President & Chief Executive Officer, said: "Under the revised agreement, the Interstate Energy transaction provides enhanced value to IES shareholders, giving them an even larger stake in a regional utility with excellent growth potential. By contrast, analysis of the MidAmerican proposal makes clear that, contrary to their public statements, the value of the MidAmerican proposal is substantially less than they represent. The Board's analysis considered, among other things, the recent trading history of MidAmerican stock; the fact that for most IES shareholders the exercise of the cash option would entail adverse tax consequences; the fact that even with the most rapid regulatory approval process for the MidAmerican transaction - a scenario we believe unlikely - the MidAmerican transaction could take significantly longer to complete than the Interstate Energy transaction; MidAmerican's ability to sustain its dividend, given its high payout ratio and the significant additional indebtedness it would incur under its proposal; and the fact that the MidAmerican transaction contemplates significant sales of assets to finance the transaction."

        "By MidAmerican's own admission, its expected cost savings of $500 million over 10 years are significantly below the $749 million in cost savings we anticipate over the same period under the Interstate Energy merger. Given that, and the $400 million in goodwill amortization that would reduce reported earnings, we must question how MidAmerican could possibly afford the ambitious promises it is making to customers and shareholders. Clearly, the financial burden stemming from the acquisition premium and the goodwill amortization will have to be borne by ratepaying customers and shareholders."

        "Finally, given the greater overlap of service territories between MidAmerican and IES, a MidAmerican takeover of IES would result in the loss of more Iowa jobs and, in our view, significant economic hardship for Cedar Rapids. In the case of Interstate Energy, it will have 60 percent of its assets and a commensurate number of its total employees in Iowa.
   We believe these issues will not go unnoticed by Iowa regulators and public officials."

        Mr. Liu noted that IES Industries shareholders will own a significant share - more than 44% - of a powerful regional company - well-positioned to provide customers with competitively-priced electricity and to do it in a way that will enable the new company to generate enhanced value to IES' shareholders over the long term, as well. "The ability to market electricity from our efficient, low-cost power plants to attractive, higher-growth areas in neighboring states and the financial resources to pursue these opportunities, will catapult Interstate Energy into new markets. Altogether, the Interstate Energy combination offers strategic advantages far superior to the MidAmerican alternative," he said.

        "Under the Interstate Energy combination, there will be four major business units in three locations. Both the Energy Delivery headquarters and the unregulated business unit will be in Cedar Rapids. The Administrative Support business will be in Dubuque. This will significantly increase the business activities in the Iowa cities. The Generation business unit will be in Madison. The Interstate Energy holding company will be in Madison," Liu concluded.

        IES further said that supplemental proxy material will be sent to its shareholders promptly so that they can vote on the new merger plan at the Annual Meeting, which remains scheduled for Thursday, September 5, starting at 10 a.m. in Cedar Rapids.

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